UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 29, 2008
Date of Report (Date of earliest event reported)

MIDWAY GOLD CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-33894	98-0459178
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Unit 1 - 15782 Marine Drive
White Rock, British Columbia, Canada	V4B 1E6
(Address of principal executive offices)	(Zip Code)

(604) 536-2711
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 28, 2008, the Registrant entered into a letter of intent to acquire a 75% interest in the Golden Eagle property located in Ferry County, Washington from a subsidiary of Kinross Gold USA Inc. for US$1,500,000. Under the letter of intent, Kinross was to retain a 2% net smelter returns royalty and was to be granted a first right of refusal to toll mill ore from the Golden Eagle property at their Kettle River Mill.

In June of 2008, the Registrant entered into a letter of intent to acquire Hecla Limited’s 25% interest in the Golden Eagle property for a cash payment of US$483,333. Both the Hecla and the Kinross letters of intent were determined not to be definitive at the time of signing because both letters of intent were subject to the pre-emptive rights of Hecla, in the case of the Kinross letter of intent, and Kinross in the case of the Hecla letter of intent.

On August 1, 2008, both Kinross and Hecla declined their pre-emptive rights against each other’s interests and the letters of intent became definitive agreements to purchase a 100% interest in the Golden Eagle property. On August 1, 2008, the Registrant (through its wholly-owned subsidiary) issued 600,000 common shares to Kinross Gold USA Inc., a wholly-owned subsidiary of Kinross, pursuant to a private placement for gross proceeds of US$1,500,000 and used the proceeds to close the Kinross letter of intent. Concurrently, Midway paid Hecla US$483,333 to close the Hecla letter of intent. Under the definitive agreement, Kinross retained a 2% net smelter returns royalty and was granted a first right of refusal to toll mill ore from the Golden Eagle property at their Kettle River Mill.

Item 2.01 Completion of Acquisition

As disclosed in Item 1.01 above, on August 1, 2008, the Registrant acquired a 100% interest in the Golden Eagle property located in Ferry County, Washington. The property was acquired from Kinross Gold Corporation and Hecla Limited for an aggregate payment of US$1,983,333.

The Golden Eagle property offers an underground high-grade vein exploration target on private ground. The Registrant believes that exploring under the historic two million ounce hot springs system is an attractive place to find more high-grade gold. This target is adjacent to the Republic Knob Hill veins which produced high-grade gold for Hecla for over 20 years.

 Item 3.02. Unregistered Sale of Equity Securities

The Registrant closed the non-brokered private placement with Kinross Gold USA Inc. and has issued 600,000 common shares at a price of US$2.50 per common share for gross proceeds of US$1,500,000. Proceeds from the placement were used to fund the Registrant’s acquisition of the Golden Eagle property as described in Item 1.01 above.

The common shares were placed outside the United States pursuant to the exclusion from the registration requirements of the Securities Act under Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common shares was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. In determining the availability of these exemptions, the Registrant relied on representations made by the investors in the subscription agreements pursuant to which the common shares were purchased.

Item 5.02. Departure of Director

On July 29, 2008, William A. Lupien submitted his resignation from the board of directors of the Registrant. Mr. Lupien resigned to attend to personal matters. Mr. Lupien did not resign as the result of any disputes, claims, or issues with the Registrant.

Item 7.01. Regulation FD Disclosure.

On August 1, 2008, Midway Gold Corp. issued a press release announcing its acquisition of the Golden Eagle property.  A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

On July 29, 2008, Midway Gold Corp. issued a press release announcing the resignation of William A. Lupien from the Registrant’s board of directors.  A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Exhibits.

The following Exhibits relating to Item 7.01 are intended to be furnished to , not filed with, the SEC pursuant to Regulation FD.

(99.1)  Press Release dated August 1, 2008
(99.2) Press Release dated July 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GOLD CORP.

DATE: August 7, 2008	By:	/s/ “Doris Meyer”
Doris Meyer
Chief Financial Officer and Corporate Secretary